Exhibit 5.1

Our ref: AMF/781326-000003/31045374v6	[Subject to review and amendment]

Waldencast plc

2nd Floor, Sir Walter Raleigh House

48-50 Esplanade

St Helier

Jersey

JE2 3QB

[●] 2022

Waldencast plc (the “Company”)

We have acted as counsel as to Jersey law to the Company. This opinion is being delivered in connection with the Registration Statement (File No. 333-253370) of the Company on Form F-4 filed with the United States Securities and Exchange Commission (the “Commission”) on 14 February 2022, including all amendments or supplements thereto, under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”).

We have been requested to provide you with a legal opinion on matters of Jersey law in relation to the ordinary shares of US$0.0001 each in the capital of the Company (the “Ordinary Shares”).

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated [●] and certificate of continuance of the Company dated [●], the consent dated [●] issued to the Company pursuant to the Control of Borrowing (Jersey) Order 1958 (the “COBO Consent”) and the memorandum and articles of association of the Company as registered or adopted on [●] (the “Memorandum and Articles”).

1.2	A scanned certified copy of the register of members of the Company, supplied to us on [●] 2022 by Maples Fiduciary Services (Jersey) Limited (the “Register of Members”).

1.3	A certificate of good standing in respect of the Company issued by the Jersey Financial Services Commission on [●] 2022 (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company, a copy of which is attached to this opinion (the “Director’s Certificate”).

1.5	The Registration Statement.

1.6	The public records relating to the Company available for inspection via the website of the Registrar of Companies in Jersey (including, as applicable, the records and information maintained by the Registrar of Companies as Registrar under the Security Interests (Jersey) Law 2012) (“SIJL”) at the time we inspected such records (the “Public Records”).

1.7	The response received by us today from the office of the Viscount of the Royal Court of Jersey to our enquiry made to such office in respect of the Company (the “Viscount Response”).

1.8	The response received by us today from the office of the Judicial Greffe in Jersey to our enquiry made to such office in respect of a creditors’ winding up in relation to the Company (the “Creditor Winding Up Response”).

1.9	Save for the searches referred to at paragraphs 1.6 and 1.8 (inclusive) and our examination of documentation we have expressly referred to, we have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting, the Company or any other person.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of Jersey which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, associate or affiliate, direct or indirect, of any sovereign entity or state.

2.3	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.4	All documents or information required to be filed with the Registrar of Companies in Jersey in respect of the Company have been filed and appear on the Public Records and are accurate and complete.

2.5	The Viscount Response (construed as if the expression “to the best of my knowledge and belief” or similar are not included) is accurate and complete.

2.6	The Creditor Winding Up Response (construed as if the expression “to the best of my knowledge and belief” or similar are not included) is accurate and complete.

2.7	The Register of Members is true, accurate and complete as at the date of this opinion.

2.8	The Memorandum and Articles and COBO Consent are in full force and effect and have not been revoked, superseded or amended and there have been no infringements of any conditions contained in the COBO Consent.

2.9	The Company will receive or has received money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were or will be issued for less than par value.

2.10	The subscription monies for the Ordinary Shares have been paid in full to the Company and the Ordinary Shares have been issued in accordance with the Memorandum and Articles, the memorandum and articles of association in force at the time of issue of such Ordinary Shares and the laws of the Cayman Islands.

2.11	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.12	There is no document or other information or matter (including, without limitation, any non-binding or unenforceable arrangement or understanding) that has not been provided or disclosed to us that is relevant to or that might affect the opinions expressed in this opinion.

2.13	Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon and subject to the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated with limited liability and is validly existing under the laws of Jersey.

3.2	According to the Certificate of Good Standing, there are no overdue annual confirmation statements to be filed by the Company and the Registrar of Companies has not initiated any action to strike the Company off the register of Jersey companies.

3.3	The Ordinary Shares to be offered by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company in accordance with the Memorandum and Articles and against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Ordinary Shares will be validly issued, fully paid and non-assessable shares and, upon entry on the Register of Members, the holders of the Ordinary Shares will be the registered holder of such number of Ordinary Shares as will be noted against their respective names on the Register of Members. As a matter of Jersey law, a share is only issued when it has been entered in the register of members.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies in Jersey under the laws of Jersey, annual filing fees must be paid and returns made to the Registrar of Companies in Jersey within the time frame prescribed by law.

4.2	Under Jersey law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. There are certain limited circumstances where an application may be made to the Jersey court by a person aggrieved, or a member of the company, or the company for rectification of the register. The Jersey court may refuse such application or may order rectification of the register and payment by the company of any damages sustained by a party aggrieved. As far as we are aware, such applications are rarely made in Jersey and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by the Jersey court.

4.3	In this opinion the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil or the shareholder is a contributory as defined under the Companies (Jersey) Law 1991).

4.4	The search of the Public Records is not conclusively able to reveal whether or not:

(a)	a winding up order has been made or a resolution passed to wind up the Company;

(b)	an order has been made or resolution passed to appoint a liquidator or a provisional liquidator to the Company; or

(c)	a security interest has been created and perfected under the SIJL.

4.5	The Viscount Response relates only to the property of the Company being declared en désastre. There is no formal procedure to determine whether the Company is bankrupt pursuant to the Interpretation (Jersey) Law 1954, and the Viscount Response does not confirm whether any statutory demand has been served through the Viscount’s Department.

4.6	The Creditor Winding Up Response relates only to a search of the Royal Court of Jersey civil records in respect of applications for a creditors’ winding up pursuant to Articles 157A to 157C (inclusive) of the Companies (Jersey) Law 1991.

4.7	The Creditor Winding Up Response will not cover:

(a)	any statutory demand that a creditor has served on the Company as a precursor to the creditors’ winding up application;

(b)	where a creditor has agreed not to issue an application for a creditors’ winding up or the claim is for the repossession of goods;

(c)	a creditors’ winding up application which has been filed with the Judicial Greffe but has not yet been recorded in the creditors’ winding up applications list with the Judicial Greffe;

(d)	if an order for a creditors’ winding up has been made by the Royal Court of Jersey; and

(e)	where the creditors’ winding up application has been dismissed or terminated by the Royal Court of Jersey.

4.8	The Royal Court of Jersey may order that a creditors’ winding up commences in respect of a Jersey company on the date the application is made or on such other date as the court deems fit. Accordingly, a creditors’ winding up considered by the Royal Court after the date of this opinion may be deemed to commence on a date prior to this opinion.

4.9	Information available in public registers in Jersey is limited. There is a register of certain Jersey security interests, a record of hypotheques over Jersey real property and a record of mortgages over Jersey-registered ships and aircraft. We have not examined any such public records for the purposes of any opinion given in this opinion letter, other than as expressly referred to in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the headings “Legal Matters” and “Enforcement of Civil Liabilities” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Registration Statement or any ancillary documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the Opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any ancillary documents relating to the Registration Statement entered into or to be entered into by the Company and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you, your counsel and holders of Ordinary Shares pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder (Jersey) LLP